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                                                                  EXHIBIT (a)(4)

                          ING VARIABLE PORTFOLIOS, INC.

                              ARTICLES OF AMENDMENT

                               FEBRUARY 17, 2004

      ING VARIABLE PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of' Maryland that:

      FIRST: The Corporation desires to, and does hereby, amend its charter (the "Charter") as currently in effect.

            First: The name of the following series of the Corporation is hereby changed, as indicated below:

Current Name                     New Name
------------                     --------
ING VP Technology Portfolio      ING VP Global Science and Technology Portfolio

      SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on March 22, 2004.

WITNESS:                                    ING Variable Portfolios, Inc.

/s/ Theresa K. Kelety                       /s/ Michael J. Roland
------------------------                    -----------------------------------
Name:  Theresa K. Kelety                    Name:  Michael J. Roland
Title: Secretary                            Title: Executive vice President and
                                                   Chief Financial Officer